Vic Devlaeminck
ATTORNEY - CPA

Licensed in
Oregon & Washington

10013 N.E. Hazel Dell Avenue
Suite 317
Vancouver, WA 98685

Telephone: (503) 806-3533
Fax: (877)284-09033
Email:vic@vicdevlaeminck.com

October 30, 2014

Amrose Oil Company, Inc.
3525 Sage Road
Houston, TX 77056

RE: Registration Statement for common stock of Amrose Oil Company, Inc.

Gentlemen:

I have previously rendered an opinion, dated October 16, 2014, in which I stated that the shares being registered under the Registration Statement for resale by selling shareholders have been duly authorized, validly issued, fully paid and non-assessable.

It is now my understanding that you wish to file this opinion as an exhibit to the Registration Statement, and I hereby consent thereto.

Sincerely,

Vic Devlaeminck

Vic Devlaeminck
VD/wp